Exhibit 99.2

2Q CONFERENCE CALL SCRIPT

JULY 24, 2003

Joel K. Mostrom

Good morning and welcome to Chesapeake Corporation's second quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2003. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom

Thomas H. Johnson

Good morning everyone. First, from an overall perspective, let me say that we are pleased with our first half performance. Before we get into the second quarter details and the full year outlook, let me also remind you that our paperboard and plastics businesses are very seasonal, with historically, the majority of the earnings coming in quarters 3 and 4. Attached to our earnings release, in our business segment highlights section, you will see last year's quarterly results, which should give you a better feel for our quarterly trends.

Now, turning to the second quarter report, earlier today we reported second quarter net income of $9.4 million, or $0.62 per share. Included in the second quarter results is a $.51 per share gain resulting from the settlement of indemnification obligations to St. Laurent Paperboard, related to the 1997 sale of our kraft products mill in West Point, Virginia. Excluding this gain, reported earnings would have been $.11 per share. For the same period last year we reported earnings of $.02 per share after $.12 per share of restructuring charges.

Second quarter sales of $213 million were up 13% over the same period last year and EBIT of $12.8 million, net of the gain resulting from the settlement of the indemnification obligation, was up 14% over last year. Sales and earnings for the quarter were up in our core paperboard and plastics businesses due primarily to positive trends in foreign exchange rates. Second quarter earnings were also affected by reduced earnings from our land segment and increased corporate expenses primarily due to higher insurance, long-term incentive and pension expenses.

Within the paperboard packaging segment, our tobacco and pharmaceutical sectors have performed well. Volumes remain strong in most sectors with a few exceptions. We have seen reduced demand in the alcoholic drinks packaging portion of our international and branded sector, and weakness in the Benelux region continues. However, the recovery in luxury packaging noted during the first quarter has continued through the second quarter. The cost savings initiatives during 2002, including our plant consolidations, have had a favorable impact in 2003 and helped us to generate solid returns despite the very competitive pricing environment.

The plastics segment continues to perform well; demand is good and overall operating margins continue to improve. Even though raw material prices have been volatile during the first half of the year, our operating team has done a great job of managing this exposure.

Land sales were down slightly in the second quarter, however this segment is very much on track for achieving the cash flow and earnings anticipated for the year.

Before I turn the call over to Andy for more detail on the operating results, let me comment on a corporate item. As you saw from our press release in June, the recent settlement of indemnification obligations with St. Laurent has had a favorable impact on our reported results this year. Many of you may recall the sale of the West Point mill in 1997 included environmental indemnification obligations to St. Laurent for up to $50 million. While our estimates of potential liability under this indemnification were approximately $22 million, the indemnification obligation was settled for $11 million. The settlement produced a gain for our earnings, but, more importantly, it removed a significant contingent liability from our balance sheet.

Now at this time I will turn the call over to Andy Kohut, our CFO.

Andrew J. Kohut

Thanks Tom, and good morning.

Net income for the second quarter of 2003 was $9.4 million, or $0.62 per share, compared to net income of $0.3 million, or $0.02 per share, for the second quarter of 2002. As Tom described, included in our second quarter 2003 results was the gain on the settlement of the West Point environmental indemnification obligations of approximately $7.7 million after taxes. EBIT for the second quarter of 2003 was $24.0 million compared to $11.2 million for the second quarter of 2002 reflecting improved operating results and the gain on the indemnification settlement offset by increased overhead costs.

Now I'd like to further describe the results of operations for the second quarter starting with our largest business segment -- Paperboard Packaging.

Second quarter net sales of $178.5 million were up 11% compared to net sales for the second quarter of last year. On a constant currency basis, net sales were down 4%. This decrease was primarily due to increased pricing pressure throughout our business sectors and decreased sales volumes in the international and branded sector as a result of lower volumes for alcoholic drink cartons during the quarter. We believe this is a result of customers reducing their current inventory levels and reduced customer demand in light of SARS restricted travel. Also in the international and branded sector, the lower alcoholic drink carton volumes were partially offset by strong confectionary carton volumes in Germany. Our luxury packaging and pharmaceutical and healthcare sectors have seen slightly improved volumes quarter-over-quarter, with the balance of our operations maintaining volumes consistent with those of the prior year's quarter.

The Paperboard Packaging segment's EBIT for the second quarter was $13.4 million, compared to $12.4 million in the second quarter of 2002, an increase of 8%. Excluding the impact of changes in currency translation rates, Paperboard's EBIT for the second quarter of 2003 decreased approximately 3% over the comparable prior period. The decrease was primarily due to increased pension and insurance costs. In addition, continued weakness in the Benelux region and a less favorable product mix has impacted results of our Paperboard Packaging segment. Margins in our tobacco sector remain stable and we are realizing the benefits of the 2002 cost savings initiatives in the international and branded sector as well as the food and household sector. Our French luxury packaging business is yielding improved results because of increased promotional launch activity and gains in local market share.

The Plastic Packaging segment's second quarter sales of $32.8 million were up about 26% from last year's second quarter sales and up 4% on a constant currency basis. EBIT for the Plastic Packaging segment increased to $2.8 million in the second quarter of 2003, compared to $2.5 million in the second quarter of 2002. Excluding the impact of changes in currency translation rates, EBIT for the second quarter of 2003 was slightly down when compared to the second quarter of 2002. Generally, across the Plastic Packaging segment, volumes continue to be good and margins are stable, except in our Asia-Pacific region that was negatively affected by the SARS epidemic.

We had decreased sales activity in our land business for the second quarter of 2003 and reported EBIT of $1.0 million, compared to EBIT of $1.8 million in the second quarter of last year. We expect that the liquidation of our land holdings will be substantially complete in the next 6 to 12 months.

Corporate Headquarters' expenses in the second quarter were up $1.5 million compared to the second quarter of 2002 due to increase in pension, insurance, and long-term incentive costs, with the latter comprising $0.7 million of the increase.

Net interest expense for the second quarter of 2003 was $10.6 million, compared to $11.0 million in the second quarter of 2002. As we mentioned last quarter, our local currency denominated debt on our balance sheet serves as a partial natural hedge against currency fluctuations. When we compare the second quarter of 2003 to the second quarter of 2002 the change in currency translation rates caused interest expense to increase by $0.7 million. Before the effects of currency translation, interest expense decreased due to the refinancing of approximately $32 million of 9 7/8% senior notes that were paid off during the quarter with our bank credit line that had a LIBOR based interest rate of 2.9% at the end of the second quarter.

Net debt at the end of the second quarter was approximately $499.1 million, an increase of about $23.4 million over the balance at year end. Excluding the impact of changes in currency translation rates, net debt increased approximately $13.3 million, primarily related to capital spending and seasonal demands on working capital, which tend to peak at the end of the second quarter and early in the third quarter.

Capital spending for the second quarter of 2003 was about $14.1 million, primarily as a result of the construction of two new plants in Germany. Construction at our Bremen plant is substantially complete, within budget, and limited production is now underway. Likewise, construction of our new confectionery plant in Melle is on schedule and within budget, and the plant is expected to be operational by the first quarter of 2004.

Now, back to Tom for some closing remarks.

Thomas H. Johnson

Thanks, Andy. To summarize, the profitability of our operations at mid-year is in line with our expectations. We believe that the hard work over the past several years to reduce our cost structure will permit us to continue to deliver solid results, notwithstanding the current economic and competitive pricing environment. The construction and start up of two new plants in Germany is going well. The investment in these factories demonstrates our commitment to grow with our customers in the confectionery and tobacco sectors. These plants will further strengthen our ability to service our customers in continental Europe and are expected to facilitate additional growth opportunities in the future. We continue to believe that we serve attractive end use markets that provide growth opportunities and demonstrate resiliency during slowdowns in economic activity.

So, despite a competitive pricing environment, our business plan remains on target. We expect earnings will be in the range of $1.65 to $1.95 per share and free cash flow will be in the range of $20 - $30 million, consistent with the financial guidance released on June 6, 2003, when we announced the settlement of the West Point Mill indemnification obligation. However, we are taking a cautious view regarding economic activity in our seasonally strong second half of the year. As a result, we currently expect our results will be toward the lower end of those ranges.

In closing, I want to again remind you of the importance of third and fourth quarter's performance to our annual results. We expect a seasonal increase in business activity, but it is too early to judge the peak at this point in time. Given the positioning of our business portfolio and the efficiency of our manufacturing network, we are well positioned to take advantage of this expected upturn.

Now at this time we would be happy to take your questions.

Joel K. Mostrom

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 317416).

This concludes today's call. Thank you for participating.